Exhibit 99.1

For Immediate Release

Hyperthermia Therapy Used to Activate a Gene Delivery System for Tumors

SALT LAKE CITY, October 29, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that an article titled “Hyperthermia induced targeting of thermosensitive gene carriers to tumors” was published in a recent edition of Human Gene Therapy, the official  journal of the European Society of Gene and Cell Therapy (Pubmed 18729717).   Researchers from Ludwig-Maximilians University, Pharmaceutical Biology-Biotechnology, Department of Pharmacy, Munich, Germany “developed a gene delivery system based on thermosensitive block copolymers (TSC) with a phase transition temperature of 42 degrees C”. The researchers reported that a preclinical study demonstrated that the addition of hyperthermia therapy can improve the efficiency of virus mediated transgene expression.

One of the goals of gene therapy in the treatment of cancer is to increase the activity of therapeutically relevant genes in tumor tissue and thus maximize their efficacy in the tumor and minimize side effects in healthy tissue. Hyperthermia therapy has been used in several preclinical and clinical studies to increase the activity of anticancer agents in tumor tissue, including drugs carried by liposomes and polymers. The aim of these studies was to investigate the impact of hyperthermia on the “accumulation and transfection efficiency” of systemically applied gene delivery systems.

The authors of this article stated, “Hyperthermia (HT) led to increased accumulation of thermosensitive polymer and aggregation of thermosensitive polyplexes in HT treated tumors resulting in a 10-fold increased DNA deposition compared to the non HT treated tumor. The level of transgene expression induced by TSC (thermosensitive block copolymers) polyplexes in HT treated tumors was significantly higher and selective for tumor tissue.”

Medical research and clinical studies have reported that hyperthermia therapy may improve drug delivery to some tumors. Hyperthermia therapy is known to change the physiological properties in tumors, increase blood flow, and enhance vascular permeability. The authors stated that, “This effect enables increased deposition of (macromolecular) drugs in tumor tissue and has already been successfully applied in clinical studies.”  Previous research has shown that hyperthermia therapy may improve the efficiency of virus mediated transgene expression. “Using thermosensitive promoters, transgene expression could be restricted to hyperthermia treated tumor tissue using recombinant adenovirus.” Research on hyperthermia combined with gene therapy may therefore result in the development of improved cancer treatments.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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